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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                                  ARMCO INC.
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               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)


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[LOGO OF AK STEEL APPEARS HERE]                    [LOGO OF ARMCO APPEARS HERE]



                                   SUPPLEMENT
                                       TO
                        JOINT PROXY STATEMENT/PROSPECTUS

   Pursuant to the provisions of its merger agreement with Armco Inc., AK Steel Holding Corporation has increased the exchange ratio for the merger to .3829 of a share of AK Holding common stock for each share of Armco common stock. As a result of this increase, upon the effectiveness of the merger, each share of Armco common stock will be converted into the right to receive a fraction of a share of AK Holding common stock having a market value of $7.50, based upon AK Holding's average closing price of $19.59 during the ten trading-day period that ended on September 21, 1999. This supplement to the joint proxy statement/prospectus, which was dated August 27, 1999, describes AK Holding's decision to increase the exchange ratio, and clarifies certain information contained in the joint proxy statement/prospectus.

   The date of the special meetings for AK Holding and Armco stockholders is unchanged. Stockholders of record of AK Holding and Armco as of August 25, 1999 are entitled to attend and vote at their respective meetings. The dates, times and places of the meetings are as follows:

    For AK Holding stockholders:             For Armco stockholders:


    September 29, 1999                       September 29, 1999
    10:00 a.m., local time                   10:00 a.m., local time
    Hotel duPont                             One Oxford Centre
    11th & Market Streets                    301 Grant Street
    Wilmington, Delaware                     Pittsburgh, Pennsylvania

   We have enclosed another proxy card with this supplement. If you have previously voted and do not wish to change your vote, your previous proxy will be voted as you directed and you do not need to send in a new proxy card. If you have not previously voted, or if you wish to revoke or change your vote, please complete, date, sign and return the enclosed proxy card.

   This supplement to the joint proxy statement/prospectus was first mailed to stockholders on September 22, 1999.



/s/ Richard M. Wardrop, Jr.                  /s/ James F. Will

  Richard M. Wardrop, Jr.,                   James F. Will,
   Chairman and Chief Executive Officer        Chairman, President and
   AK Steel Holding Corporation                Chief Executive Officer
                                               Armco Inc.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the AK Holding common stock or preferred stock to be issued in the merger or determined that this document is accurate or adequate. Any representation to the contrary is a criminal offense.

                               September 22, 1999
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                                 INTRODUCTION

   Except as otherwise indicated in this supplement, the information contained in the joint proxy statement/prospectus, dated August 27, 1999, previously mailed to you continues to apply. To the extent information in this supplement differs from or conflicts with information contained in the joint proxy statement/prospectus, this supplement supersedes and replaces the information in the joint proxy statement/prospectus. If you need another copy of the joint proxy statement/prospectus, please call our proxy solicitors, Innisfree M&A Incorporated, (212) 750-5833 (call collect) or (888) 750-5834 (call toll-free).

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

   Q: What has changed in the merger agreement?

   A: Nothing. The merger agreement contemplated that, if the average closing price of AK Holding common stock was less than $22.00 for the ten trading days ending on September 21, 1999, Armco could notify AK Holding of its election to call off the merger. The effectiveness of that notice was subject, however, to AK Holding's right to increase the exchange ratio so that holders of Armco common stock would receive a fraction of a share of AK Holding common stock having a market value of $7.50 per share of Armco common stock, based on the average closing price during the same ten trading-day period. The average closing price of AK Holding common stock during that period was $19.59. Had AK Holding not increased the exchange ratio, the fraction of a share of AK Holding common stock to which holders of Armco common stock would have been entitled upon consummation of the merger would have had a market value of $6.68, based on that average closing price.

   Q: How many AK Holding shares will be issued?

   A: Based upon the 108,662,797 shares of Armco common stock outstanding on August 25, 1999 (the record date for both the Armco and AK Holding stockholder meetings), as a result of the increase in the exchange ratio, approximately 41,607,000 shares of AK Holding common stock will be issued to Armco common stockholders as a consequence of the merger. Had the exchange ratio not been increased, approximately 37,043,000 shares of AK Holding common stock would have been issued.

   Q: Has the record date or meeting date for the Armco and AK Holding special meetings changed?

   A: No. The record date for both of the Armco and AK Holding special meetings continues to be August 25, 1999, and the meeting date for both of the Armco and AK Holding special meetings continues to be September 29, 1999.

   Q: What do I need to do now?

   A: First, carefully read this document. If you already have delivered a properly executed proxy, you do not need to do anything unless you wish to change your vote. If you have not already delivered a properly executed proxy, or wish to change your vote, please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the appropriate special meeting.

   Q: What do I do if I previously voted and now want to change my vote?

   A: If you are an AK Holding stockholder, you can change your vote by

    . sending a written notice of revocation of your previous vote to the corporate secretary of AK Holding, and either

      . sending a later-dated, signed proxy card before the special meeting, or

      .  attending the meeting in person and voting.

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   If you are an Armco stockholder, you can change your vote by either

    . sending a later-dated, signed proxy card before the special meeting, or

    .  attending the meeting in person and voting.

   Q: Who should I call with questions?

   A: Innisfree M&A Incorporated
    501 Madison Avenue, 20th Floor
    New York, New York 10022
    (212) 750-5833 (call collect)
    (888) 750-5834 (CALL TOLL-FREE)

                                   BACKGROUND

   Section 2.1(c) of the merger agreement provides that, if the average closing price of AK Holding common stock during the ten consecutive trading days ending on the sixth trading day prior to the date of the Armco stockholders' meeting is less than $22.00, Armco has the right to terminate the merger agreement. However, the merger agreement also provides that an election by Armco to terminate the merger agreement under those circumstances is ineffective if, no later than 5:00 p.m. on the third business day prior to the date of the Armco stockholders' meeting, AK Holding elects to increase the exchange ratio so that the product of the exchange ratio, as so increased, and the average closing price of AK Holding's common stock during that ten trading-day period will equal $7.50. The sixth trading day prior to the date of the Armco stockholders' meeting was September 21, 1999. The average closing price of AK Holding common stock for the ten trading days ending on September 21, 1999 was $19.59.

   On September 22, 1999, Armco notified AK Holding that it was exercising its right to terminate the merger agreement, subject to AK Holding's right to increase the exchange ratio, so that, when multiplied by AK Holding's average closing price of $19.59 during the same ten trading-day period, the fraction of a share of AK Holding common stock to be received by holders of Armco common stock would have a market value of $7.50.

   On September 22, 1999, following receipt of Armco's notice of termination, AK Holding notified Armco that it would increase the exchange ratio to .3829, so that holders of Armco common stock would receive a fraction of a share of AK Holding common stock representing $7.50 per share of Armco common stock, based on AK Holding's average closing price of $19.59 during the ten trading day period that ended on September 21, 1999. As a result of that increase, Armco's notice of termination is ineffective and the exchange ratio is fixed at .3829 regardless of any changes in the market price of AK Holding common stock after September 21, 1999. The closing price of AK Holding common stock on September 21, 1999 was $18 3/8.

                   RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

Armco

   The Armco board of directors has previously recommended that Armco stockholders vote for the adoption of the merger agreement. As a result of the increase in the exchange ratio in accordance with the terms of the merger agreement, that recommendation remains unchanged.

AK Holding

   At a meeting held on September 16, 1999, the board of directors of AK Holding appointed a special committee to act in place of the board in connection with any adjustment to the exchange ratio. On September 22, 1999, following receipt of Armco's notice of termination, the special committee determined to increase the exchange ratio from .3409 to .3829 in order to provide holders of Armco common stock with a fraction of a share of AK Holding common stock equivalent to $7.50 for each share of Armco common stock

                                      S-3
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they own based on the average closing price of AK Holding common stock during the ten trading days ended September 21, 1999. The special committee further determined that this action was fair and in the best interests of AK Holding and its stockholders.

   In reaching its decision to increase the exchange ratio, the special committee considered a number of factors, including:

    . changes in the market prices of AK Holding and Armco common stock since the date of the merger agreement;

    . prevailing market, economic and business conditions in general and in the carbon and specialty steel industries in particular;

    . the extent of the initial dilution and subsequent reduced accretion in earnings of AK Holding that would result from the increased number of shares to be issued in the merger;

    .  other opportunities available to AK Holding;

    . whether the proposed merger, after giving effect to the increase in the exchange ratio, continues to be in the best interests of AK Holding; and

    . the opinion of Credit Suisse First Boston, dated September 22, 1999, delivered to the board of directors of AK Holding to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the common stock merger consideration contemplated by the merger agreement was fair to AK Holding from a financial point of view.

   The AK Holding board of directors has previously recommended that AK Holding stockholders vote for approval of the issuance of AK Holding common stock pursuant to the merger agreement. Notwithstanding the increase in the exchange ratio, that recommendation remains unchanged.

                   OPINION OF AK HOLDING'S FINANCIAL ADVISOR

   Credit Suisse First Boston has acted as financial advisor to AK Holding in connection with the merger. In connection with Credit Suisse First Boston's engagement, AK Holding requested that Credit Suisse First Boston evaluate the fairness of the common stock merger consideration, from a financial point of view, to AK Holding. On May 20, 1999, the date of execution of the merger agreement, Credit Suisse First Boston delivered a written opinion to the AK Holding board of directors, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the common stock merger consideration contemplated by the merger agreement was fair to AK Holding from a financial point of view. Credit Suisse First Boston confirmed this opinion by delivery of a written opinion dated September 22, 1999, the date the special committee determined to increase the exchange ratio. In connection with its opinion dated September 22, 1999, Credit Suisse First Boston updated certain of the analyses performed in connection with its opinion dated May 20, 1999 as described under "THE MERGER--Opinion of AK Holding's Financial Advisor" in the joint proxy statement/prospectus and reviewed the assumptions on which those analyses were based and the factors considered in connection therewith.

   The full text of Credit Suisse First Boston's written opinion dated September 22, 1999 to the AK Holding board of directors, which describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is appended to this document as Annex A and is incorporated into this document by reference. Credit Suisse First Boston's opinion is addressed to AK Holding's board of directors and relates only to the fairness of the common stock merger consideration, from a financial point of view, to AK Holding. The opinion does not address any other aspect of the proposed merger or any related transaction and does not constitute a recommendation to any stockholder as to any matter relating to the merger. The foregoing summary of Credit Suisse First Boston's opinion is qualified in its entirety by reference to the full text of the opinion.

                                      S-4
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                              ARMCO REQUIRED VOTE

   As stated on page 17 of the joint proxy statement/prospectus under the caption "Required Vote," the affirmative vote of the holders of a majority of the outstanding shares of Armco common stock and Class A preferred stock, voting as a single class, is required to approve the merger agreement. The required majority must be determined both inclusive and exclusive of shares held by officers of Armco elected or appointed by the Armco board of directors. Abstentions and broker non-votes will have the effect of a vote against the merger. Broker non-votes are shares held by brokers or nominees that are represented at a meeting but as to which the broker or nominee is not empowered to vote on a particular proposal. Failure to vote will have the effect of a vote against the merger.

                            AK HOLDING REQUIRED VOTE

   As stated on page 19 of the joint proxy statement/prospectus under the caption "Required Vote," under the rules of the NYSE, the proposed issuance of shares of AK Holding common stock in connection with the merger must be approved by the affirmative vote of a majority of votes cast on the proposal, provided that the total number of votes cast represents a majority of the outstanding shares of AK Holding common stock. Under NYSE requirements, abstentions are counted as votes cast and, accordingly, will have the effect of a vote against the share issuance. However, "broker non-votes" are not counted as votes cast, and accordingly, will have the effect of a vote against the share issuance only if, as a result of excluding those broker non-votes, a majority of the outstanding shares of AK Holding common stock would not have voted on the share issuance. Failure to return a signed proxy card or to attend the AK Holding stockholders' meeting and vote in person will have the effect of a vote against the share issuance only if, as a result of the exclusion of the shares not voted, a quorum for the transaction of business at the AK Holding stockholders' meeting would not be present. Approval does not require the affirmative vote of a majority of the outstanding shares of AK Holding common stock, as was incorrectly stated on the cover page and page 3 of the joint proxy statement/prospectus.

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                                                                         ANNEX A

[Logo Credit Suisse First Boston]


September 22, 1999

Board of Directors
AK Steel Holding Corporation
703 Curtis Street
Middletown, OH 45043

Members of the Board:

You have asked us to advise you with respect to the fairness to AK Steel Holding Corporation ("AK Steel") from a financial point of view of the Common Stock Merger Consideration (as defined below) set forth in the Agreement and Plan of Merger, dated as of May 20, 1999 (the "Merger Agreement"), by and among AK Steel, AK Steel Corporation, a wholly owned subsidiary of AK Steel ("Operating Company"), and Armco Inc. ("Armco"). The Merger Agreement provides for, among other things, the merger of Armco with and into Operating Company (the "Merger") pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Armco ("Armco Common Stock") will be converted into the right to receive that number of shares of the common stock, par value $0.01 per share, of AK Steel (the "AK Steel Common Stock") determined as follows (the number of shares of AK Steel Common Stock into which shares of Armco Common Stock will be so converted, the "Common Stock Exchange Ratio"):
(i) if the average of the per share closing prices of AK Steel Common Stock on the New York Stock Exchange, Inc. during the ten consecutive trading day period ending on the sixth trading day prior to Armco's stockholders' meeting in respect of the Merger (the "Average Stock Price") is greater than $28.21, the Common Stock Exchange Ratio will be $8.00 divided by the Average Stock Price;
(ii) if the Average Stock Price is equal to or greater than $26.44 but less than or equal to $28.21, the Common Stock Exchange Ratio will be fixed at 0.2836; (iii) if the Average Stock Price is equal to or greater than $22.00 but less than $26.44, the Common Stock Exchange Ratio will be $7.50 divided by the Average Stock Price; or (iv) if the Average Stock Price is less than $22.00, the Common Stock Exchange Ratio will be fixed at 0.3409, subject to certain termination and top-up provisions specified in the Merger Agreement. Based on such provisions, AK Steel has informed us that the Common Stock Exchange Ratio will be $7.50 divided by the Average Stock Price. The Merger Agreement further provides that if the Merger does not qualify for pooling of interests treatment in accordance with generally accepted accounting principles, then AK Steel will have the right to cause up to 25% of the outstanding shares of Armco Common Stock to be converted into the right to receive cash, in which case each outstanding share of Armco Common Stock will be converted in the Merger into the right to receive (i) cash in an amount equal to the product of (x) the Per Share Value (as defined in the Merger Agreement) and (y) the percentage of the shares of Armco Common Stock to be converted into cash (the "Cash Election Percentage" and, such cash amount, the "Cash Consideration") and (ii) a fraction of a share of AK Steel Common Stock equal to the product of (x) the Common Stock Exchange Ratio and (y) one minus the Cash Election Percentage (the Cash Consideration and the Common Stock Exchange Ratio being collectively referred to as the "Common Stock Merger Consideration"). The Merger Agreement also provides for the conversion in the Merger of each outstanding share of the Class A Preferred Stock, no par value, of Armco (the "Class A Preferred Stock") and Class B Preferred Stock, par value $1.00 per share, of Armco (the "Class B Preferred Stock" and, together with the Class A Preferred Stock, the "Armco Preferred Stock") into the right to receive, as more fully specified in the Merger Agreement, cash, shares of AK Common Stock or shares of preferred stock, par value $0.01 per share, of AK Steel (the "AK Steel Preferred Stock").

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to AK Steel and Armco. We have also reviewed certain other information relating to AK Steel and Armco, including financial forecasts, provided to or discussed with us by AK Steel and Armco, and have met with the managements of AK Steel and Armco to discuss the businesses and prospects of AK Steel and Armco. We have also considered certain financial and stock market data of AK Steel and Armco, and we have compared those data with similar data for other publicly held companies in businesses similar to AK

                                      A-1
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[Logo Credit Suisse First Boston]

Board of Directors
AK Steel Holding Corporation
September 22, 1999
Page 2

Steel and Armco, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of AK Steel and Armco as to the future financial performance of AK Steel and Armco and as to Armco Financial Services Corporation and its direct and indirect subsidiaries (including the current and future assets and liabilities and potential run-off thereof) and the best currently available estimates and judgments of the management of AK Steel as to the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of AK Steel or Armco, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the AK Steel Common Stock or AK Steel Preferred Stock actually will be when issued pursuant to the Merger or the prices at which the AK Steel Common Stock or AK Steel Preferred Stock will trade or otherwise be transferable subsequent to the Merger.

We have acted as financial advisor to AK Steel in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We have in the past provided financial services to AK Steel unrelated to the proposed Merger, for which services we have received compensation. We also may participate in the financing, if any, of certain transactions related to the Merger, for which services we would receive additional compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of AK Steel and Armco for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Board of Directors of AK Steel in connection with its evaluation of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to any matter relating to the Merger, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Stock Merger Consideration is fair to AK Steel from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

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